UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2012

FOREST OIL CORPORATION (Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On April 11, 2012, Forest Oil Corporation ("Forest") entered into a Share Purchase and Sale Agreement (the "Forest SA Sale Agreement") with African International Energy PLC ("AIE"), Anschutz South Africa Corporation ("Anschutz SA"), Forest Exploration International (South Africa) (Proprietary) Limited ("Forest SA") and Anschutz Overseas (South Africa) (Proprietary) Limited. Pursuant to the Forest SA Sale Agreement, Forest has agreed to sell AIE all of the outstanding shares of Forest SA. In consideration for entering into the Forest SA Sale Agreement, AIE has provided Forest with an option payment of $7 million (the "Option Payment"), currently in the form of a letter of credit, in exchange for which AIE has a period of 45 days (the "Option Period") to obtain financing to close on the transaction. If at the end of the Option Period AIE elects to proceed to the closing, AIE must inform Forest and Anschutz SA of its intent to do so and provide each with satisfactory evidence that AIE has obtained adequate financing. If AIE fails to obtain financing or otherwise elects not to proceed to closing, Forest shall be entitled to draw on the letter of credit and retain the Option Payment. During the Option Period, Forest may not enter into a definitive agreement with any third party for the sale of Forest SA.
Upon electing to proceed to closing and providing satisfactory evidence of financing, AIE will be obligated to pay Forest the sum of $63 million and replace the letter of credit covering the Option Payment with $7 million in cash. After closing, AIE shall be obligated to pay Forest the following additional amounts: (i) $35 million upon the earlier of the successful negotiation of a sales agreement for natural gas to be produced from Offshore Petroleum Block 2A ("Block 2A") or the first sale of any such gas, and (ii) payments equivalent to $0.49 per mcfe for all additional incremental proved resources resulting from the first five development wells drilled on Block 2A and attributable to the interest currently held by Forest. All payments made under the Forest SA Sale Agreement shall be net of the intercompany debt owed by Forest SA to Forest at closing, which AIE shall be obligated to cause to be repaid by Forest SA.
The Forest SA Sale Agreement contains customary representations and warranties and covenants by the parties.  Among other things, Forest and Forest SA have agreed (i) to conduct the operations of Forest SA in the ordinary course until closing, (ii) to refrain from entering into, or terminating or materially amending any material or long-term contract affecting the operations of Forest SA or (iii) to refrain from certain material expenditures. The Agreement also is subject to customary closing conditions, including the receipt of all necessary governmental approvals.
In connection with the execution of the Forest SA Sale Agreement, AIE also entered into an agreement with Forest Oil Netherlands B.V. ("Forest B.V."), Forest's wholly owned subsidiary and the holder of all of the issued and outstanding stock of Green River Electric Power Company ("Green River"), whereby AIE has agreed to purchase from Forest B.V. all of the Green River stock (the "Green River Sale Agreement") for consideration of $5 million. The Green River Sale Agreement also contains customary representations and warranties and covenants, and is subject to customary closing conditions. Closing on the Green River Sale Agreement is also conditioned upon, and subject to, closing on the Forest SA Sale Agreement.
The foregoing descriptions of the Forest SA Sale Agreement and the Green River Sale Agreement are qualified in their entirety by reference to the full texts of such agreements, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d)     Exhibits

Exhibit Number	Description

10.1
Share Purchase and Sale Agreement, effective as of March 31, 2012, by and among African International Energy PLC, Forest Oil Corporation, Anschutz South Africa Corporation, Forest Exploration International (South Africa) (Proprietary) Ltd, and Anschutz Overseas (South Africa (Proprietary) Ltd.

10.2	Share Purchase and Sale Agreement, effective as of March 31, 2012, by and among African International Energy PLC and Forest Oil Netherlands B.V.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)

April 13, 2012	By:	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1
Share Purchase and Sale Agreement, effective as of March 31, 2012, by and among African International Energy PLC, Forest Oil Corporation, Anschutz South Africa Corporation, Forest Exploration International (South Africa) (Proprietary) Ltd, and Anschutz Overseas (South Africa (Proprietary) Ltd.

10.2	Share Purchase and Sale Agreement, effective as of March 31, 2012, by and among African International Energy PLC and Forest Oil Netherlands B.V.